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             HARRIS CORPORATION'S LANIER WORLDWIDE, INC. SUBSIDIARY
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                      FILES SPIN-OFF REGISTRATION STATEMENT
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         Melbourne, FL - Atlanta, GA, July 6, 1999 - Harris Corporation today announced that its wholly owned subsidiary, Lanier Worldwide, Inc., has filed with the Securities and Exchange Commission a Registration Statement relating to its previously announced spin-off. The Form 10 Registration Statement contains historical and pro forma financial statements and information about Lanier's business, management, and financial position.

         In the spin-off, which is expected to be formally approved by the Harris Board of Directors in late August and completed in September, each Harris stockholder will receive one share of Lanier common stock for each share of Harris stock. Harris will retain approximately 10% of the outstanding shares of Lanier. Harris will agree not to sell such shares for six months following the spin-off, although it does intend to sell all such shares within two years of the spin-off. Harris will use the cash from sales of Lanier shares to make acquisitions in the communications equipment industry and for general working capital purposes. Following the spin-off, it is expected that Lanier will have approximately $700 million of indebtedness, which will be incurred in connection with the payment to Harris of an equivalent amount in the form of a dividend and the assumption of indebtedness.

         Following the spin-off, it is expected that Lanier will pay quarterly cash dividends, although the determination of the dividend rate has not yet been established and will be subject to a number of factors, including Lanier's financial condition, capital

                                     -more-

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requirements, results of operations, future business prospects and other factors
Lanier's Board of Directors may determine relevant. Additionally, following the spin-off, it is expected that Harris will continue to pay quarterly dividends, but at a rate expected to be substantially below Harris's current annual dividend rate of $ .96 per share.

         The complete Registration Statement will be available at the SEC's web site (HTTP:\\www.sec.gov.)

         Harris Corporation (NYSE-HRS) is an international communications equipment company focused on providing product, system, and service solutions that take its customers to the next level. The company provides a wide range of products and services for commercial and government communications markets such as wireless, broadcast, government, and network support. The company has sales and service facilities in nearly 90 countries.

         This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management's current assumptions and estimates of future performance and economic conditions. Harris cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends and events to differ materially from those matters expressed in or implied by such forward-looking statements. Reference is made to Harris's filings with the Securities and Exchange Commission and to Lanier's Registration Statement for a discussion of such factors and risks.

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Media inquiries: Jim Burke at 407-727-9126 or jburke@harris.com.
Investor relations inquiries: Pamela Padgett at 407-727-9383.